Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. INCREASES QUARTERLY EARNINGS PER SHARE BY 46%
AND GROWS NET INTEREST MARGIN BY 14 BASIS POINTS ON A LINKED QUARTER BASIS

Preferred Stock Offering in Second Quarter of 2020 Fortifies Capital Base
and Increases Tier 1 Risk-Based Capital Ratio to 13.1% and Total Risk-Based Capital Ratio to 16.3%

Brooklyn, NY – July 28, 2020 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime” or “its”), the parent company of Dime Community Bank (the “Bank”), today reported net income to common stockholders of $11.8 million for the quarter ended June 30, 2020, or $0.35 per diluted common share, compared with net income to common stockholders of $8.4 million for the quarter ended March 31, 2020, or $0.24 per diluted common share, and net income to common stockholders of $13.0 million for the quarter ended June 30, 2019, or $0.36 per diluted common share.

Excluding the pre-tax impact of $3.9 million of severance expenses related to an organizational restructuring, $1.1 million of merger related expenses, and $3.1 million of income from gain on sale of securities, earnings per share (“EPS”) for the quarter ended June 30, 2020 would have been $0.39 per diluted share.

Mr. Kenneth J. Mahon, Chief Executive Officer (“CEO”) of the Company, stated, “Our extremely strong second quarter results were underpinned by linked quarter net interest margin (“NIM”) expansion of 14 basis points and year-over-year non-interest income growth (excluding gain on sale of securities) of 83%. In the month of June we fortified already very strong capital ratios through the issuance of perpetual preferred stock. During this challenging period in the midst of the pandemic and economic downturn, Dime’s earnings profile and robust capital base helps position us well to serve our customers and communities, our employees and investors. Earlier this month, we announced our intention to merge with Bridge Bancorp, Inc. and create a premier community-based business bank with over $11 billion in assets. I am proud of the hard work and collaboration from our respective integration teams and am extremely excited that we are on our way to create a foundational franchise that has the opportunity to dominate the New York community banking landscape in the years ahead.”

Highlights for the Second Quarter of 2020 Included:

•
The Company raised net proceeds of $44 million from its perpetual preferred stock offering in the second quarter of 2020. The Company had previously raised net proceeds of $72 million from its perpetual preferred stock offering in the first quarter of 2020.  Outlined below are the Company’s consolidated capital ratios.

	Q2 2020	Q1 2020	Q2 2019
Total Equity to Total Assets	10.54%	10.17%	9.37%
Tangible Equity to Tangible Assets (1)	9.76%	9.38%	8.58%
Tier 1 Risk-Based Capital Ratio	13.07%	12.15%	10.94%
Total Risk-Based Capital Ratio	16.29%	15.21%	13.58%
(1) See "Non-GAAP Reconciliation" tables for reconciliation of tangible equity and tangible assets.

•	Linked quarter NIM expansion of 14 basis points primarily driven by a 27 basis point linked quarter decrease in the cost of deposits;
•
Strong growth in checking account balances. Compared to the second quarter of 2019, the sum of average non-interest-bearing checking account balances and average interest-bearing checking account balances for the second quarter of 2020 increased by 53.7% to $840.8 million;

•
Loans to small businesses under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) totaled $310.5 million at June 30, 2020. Total potential unrecognized income from processing these loans is approximately $8.9 million;

•	Loan-to-deposit ratio declined to 122.7% at June 30, 2020, versus 124.7% at June 30, 2019. Excluding the $310.5 million of PPP loans, the loan-to-deposit ratio would have been 115.7% at June 30, 2020;
•	Our Municipal Banking division, which began operations in the fourth quarter of 2019, grew its deposit portfolio to approximately $351 million at June 30, 2020;
•
Total non-interest income grew to $8.4 million in the second quarter of 2020, driven by $2.5 million of customer-related loan level swap income, $0.9 million of BOLI income (the Company purchased $20.0 million of additional BOLI in the month of June) and $3.1 million of gain on sale of securities, versus $2.8 million of non-interest income for the second quarter of 2019; and

•	The Company repurchased 975,064 shares of its common stock, which represented 2.9% of beginning period shares outstanding, in the second quarter of 2020, at a weighted average price of $14.62.

Loans with Payment Deferrals

We are focused on supporting our clients who may be experiencing financial hardships due to COVID-19, including making deferrals on payments as needed. Our deferral program began in April 2020. Total loans with payment deferrals as of June 30, 2020, declined to $916.3 million versus $1.09 billion as of May 31, 2020. Of the tranche of $489.1 million of loans that were provided payment deferrals in the month of April, $120.1 million are now paying full interest and escrow (i.e., only principal is being deferred on these loans) and $194.9 million are no longer requiring any form of payment relief.

We continue to closely monitor segments of our loan portfolio that may be disproportionately impacted by the pandemic. As of June 30, 2020, the Company had 15 loans aggregating $27.0 million to restaurants and 13 loans aggregating $176.3 million to hotels. As of June 30, 2020, loans with payment deferrals to restaurants totaled $12.4 million and loans with payment deferrals to hotels totaled $43.1 million. The Company does not have any exposure to the energy industry, airline industry, leveraged lending, shared national credits, credits card loans, or auto loans.

Mr. Mahon concluded, “Our capital strength, earnings profile and the nature of our asset classes provides me confidence that we will be able to navigate through the pandemic. The largest segment within our loan portfolio remains multifamily loans, which constituted 55% of our loan portfolio at June 30, 2020. New York City multifamily loans were one of the best performing asset classes during the financial crisis of 2008. Year after year, Dime had one of the lowest loss rates in the nation. Given the low loan-to-value (“LTV”) nature of our multifamily portfolio (weighted average of approximately 50% at June 30, 2020), we anticipate our track record will continue.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the second quarter of 2020 was $43.6 million, an increase of $3.0 million (7.5%) from the first quarter of 2020 and an increase of $7.1 million (19.3%) from the second quarter of 2019. The table below provides a reconciliation of the reported NIM and the NIM excluding the impact of loan prepayment fees.

($ in millions)	Q2 2020	Q1 2020	Q2 2019
NIM	2.86%	2.72%	2.38%
Net Interest Income	$43,556	$40,524	$36,504
Income from Loan Prepayment Activity	$1,737	$1,975	$1,581
Net Interest Income Excluding Prepayment Fee Income	$41,819	$38,549	$34,923
NIM, Excluding Prepayment Fee	2.75%	2.59%	2.28%

Mr. Mahon commented, “Our NIM (excluding the impact of prepayment fees) has now increased for seven consecutive quarters. As anticipated, our business model transformation is producing the desired trends on NIM.”

Average interest-earning assets were $6.10 billion for the second quarter of 2020, a 9.6% (annualized) increase from $5.95 billion for the first quarter of 2020, and a 0.7% decrease from $6.13 billion for the second quarter of 2019. For the second quarter of 2020, the average yield on interest-earning assets was 3.85%, a decrease of 11 basis points compared with the first quarter of 2020, and a decrease of 6 basis points compared to the second quarter of 2019.  The decline in the yield on earning assets reflected the full quarter impact of the 150 basis point reduction in the federal funds rate by the Federal Reserve in March 2020 and the related decline in market interest rates.

The ending weighted average rate (“WAR”) on the total loan portfolio was 3.77% at June 30, 2020, which represents a 23 basis point decrease versus the ending WAR on the total loan portfolio at March 31, 2020, and a 22 basis point decrease versus the ending WAR on the total loan portfolio at June 30, 2019. The WAR on the total loan portfolio as of June 30, 2020 was negatively impacted by PPP loans ($310.5 million of loans at June 30, 2020 with a WAR of 1.00%). Excluding the impact of PPP loans, the WAR on the loan portfolio was 3.94% at June 30, 2020, which represents a 6 basis point decrease versus the ending WAR on the total loan portfolio at March 31, 2020, and a 5 basis point decrease versus the ending WAR on the total loan portfolio at June 30, 2019.

The average cost of borrowed funds (which primarily consist of Federal Home Loan Bank advances) was 2.00% for the second quarter of 2020, a decrease of 15 basis points versus the first quarter of 2020, and a decrease of 44 basis points versus the second quarter of 2019.

Loans

The real estate loan portfolio decreased by $63.1 million (5.2% annualized) during the second quarter of 2020, primarily due to managed run-off in the Bank’s lower-yielding legacy multifamily business. Total real estate loan originations were $208.8 million during the second quarter of 2020, at a weighted average interest rate of 2.91%. Real estate loan amortization and satisfactions totaled $278.6 million, or 23.1% (annualized) of the portfolio balance, at an average rate of 3.65%. The annualized real estate loan payoff rate of 23.1% for the second quarter of 2020 was comparable to the first quarter of 2020 (23.5% annualized) and higher than the second quarter of 2019 (20.6% annualized).

Average real estate loans were $4.87 billion in the second quarter of 2020, a decrease of $86.4 million (-7.0% annualized) from the first quarter of 2020, and a decrease of $333.4 million (-6.4%) from the second quarter of 2019.

Average C&I loans were $519.0 million in the second quarter of 2020 (including average SBA PPP loans of $192.8 million), an increase of $191.3 million (233.6% annualized) from the first quarter of 2020, and an increase of $229.2 million (79.1%) from the second quarter of 2019.

Outlined below are the loan originations for the current quarter, linked quarter and prior year quarter.

($s in millions)	Originations/ Weighted Average Rate
	Q2 2020	Q1 2020	Q2 2019
Real Estate Originations	$208.8/2.91%	$166.8/4.05%	$249.6/4.94%
C&I Originations	$15.0/4.19%	$51.9/4.95%	$89.9/5.97%
SBA PPP Originations	$319.4/1.00%	n/a	n/a

Deposits and Borrowed Funds

The Company continues to focus on growing relationship-based business deposits. Mr. Mahon commented, “Importantly, we continue to improve the quality of our deposit base, as evidenced by the non-interest- bearing deposits to total deposits ratio increasing to approximately 15.0% at June 30, 2020, compared to 9.6% at June 30, 2019.”

Total deposits increased by $198.6 million on a linked quarter basis to $4.44 billion at June 30, 2020. Mr. Mahon commented, “The increase in total deposits was driven by strength in our municipal deposit business and an inflow of PPP-related deposits. PPP-related deposits were approximately $104 million at June 30, 2020.”

The cost of total deposits decreased 27 basis points on a linked quarter basis. As of June 30, 2020, the Company had $875.6 million of certificates of deposits (19.7% of total deposits), with a weighted average rate of 1.52%, that were set to mature in the second half of 2020. Mr. Mahon commented, “Given the significant repricing opportunity for certificates of deposits in the second half of the year, we expect our deposit costs to continue trending downwards.”

Given the increase in deposit funding, total borrowings (excluding subordinated debt securities) were reduced to $1.02 billion at June 30, 2020, compared to $1.12 billion at the first quarter of 2020, and $1.17 billion at the second quarter of 2019.

Non-Interest Income

Non-interest income was $8.4 million during the second quarter of 2020, $4.2 million during the first quarter of 2020, and $2.8 million during the second quarter of 2019. Excluding gains and losses on equity securities and from sales of securities and other assets, non-interest income was $4.8 million during the second quarter of 2020 compared to $4.7 million during the first quarter of 2020 and $2.7 million during the second quarter of 2019.

Mr. Mahon commented, “Our commercial bank operation has produced the desired results on fee income growth, especially as it relates to gaining significant traction with our commercial customers on interest rate swap products. Fees associated with customer level swaps were $2.5 million for the second quarter of 2020 versus $1.2 million for the first quarter of 2020 and $0.3 million for the second quarter of 2019.”

Non-Interest Expense (Excluding Non-recurring Items) Down Slightly

Total non-interest expense was $29.3 million during the second quarter of 2020, $26.0 million during the first quarter of 2020, and $22.3 million during the second quarter of 2019. Excluding the impact of severance and merger-related expenses, non-interest expense was $24.3 million during the second quarter of 2020, $25.4 million during the first quarter of 2020, and $22.3 million during the second quarter of 2019.

The ratio of non-interest expense to average assets was 1.84% during the second quarter of 2020, compared to 1.68% during the linked quarter and 1.40% for the second quarter of 2019. Excluding the impact of severance and merger-related expenses, the ratio of non-interest expense to average assets was 1.52% during the second quarter of 2020, compared to 1.64% during the linked quarter and 1.40% for the second quarter of 2019.

The efficiency ratio was 60.7% during the second quarter of 2020, compared to 57.6% during the linked quarter and 56.8% during the second quarter of 2019. Excluding the impact of severance and merger-related expenses and gain on sale of securities, the efficiency ratio was 50.3% during the second quarter of 2020, compared to 56.1% during the linked quarter and 56.8% during the second quarter of 2019.

Income Tax Expense

The reported effective tax rate for the second quarter of 2020 was 21.6%, compared to 21.6% for the first quarter of 2020, and 25.4% for the second quarter of 2019.

Credit Quality

Non-performing loans at June 30, 2020 were $15.4 million, or 0.3% of total loans, compared to $18.2 million, or 0.4% of total loans, at March 31, 2020.

Under Section 4014 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act), financial institutions had the option to delay the adoption of the Current Expected Credit Loss (“CECL”) framework until the earlier of December 31, 2020 or when the national emergency is lifted. The Bank elected to defer adoption of CECL and is utilizing its existing incurred loss framework.

A loan loss provision of $6.1 million was recorded during the second quarter of 2020, compared to a loan loss provision of $8.0 million during the first quarter of 2020, and a loan loss credit of $0.4 million during the second quarter of 2019. The $6.1 million provision for the second quarter of 2020 was primarily associated with an increase in the general loan loss reserve due to the adjustment of qualitative factors tied to the Bank’s existing incurred loss framework, to account for the effects of the COVID-19 pandemic and related economic disruption.

The allowance for loan losses was 0.78% of total loans at June 30, 2020 as compared to 0.70% of total loans at March 31, 2020. Excluding $310.5 million of PPP loans, the ratio of allowance for losses to total loans at June 30, 2020 would have been 0.83%.

At June 30, 2020, non-performing assets represented 2.9% of the sum of tangible equity plus the allowance for loan losses and reserve for contingent liabilities (see “Problem Assets as a Percentage of Tangible Equity and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release).

Capital Management

The Company’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements. At June 30, 2020, the Consolidated Tier 1 capital to average assets (“leverage ratio”) was 10.11%, while the Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 13.07% and 16.29%, respectively.

The Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements.  At June 30, 2020, the Bank’s leverage ratio was 9.98%, while the Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 12.97% and 13.85%, respectively.

Mr. Mahon commented, “Over the course of 2020, we have raised approximately $117 million from the issuance of perpetual preferred stock. As a result, our capital position is very strong as demonstrated by a tangible equity to tangible assets ratio of 9.76% at June 30, 2020. Excluding the impact of the PPP loans, our tangible equity to tangible assets ratio would have been 10.26% at June 30, 2020; this is well above the previously communicated 9.25% minimum target for this ratio that we disclosed during our first quarter earnings call.”

Diluted earnings per common share of $0.35 exceeded the quarterly $0.14 cash dividend per share by 150.0% during the second quarter of 2020, equating to a 40.0% dividend payout ratio.

Book value per common share increased to $17.07 and tangible common book value per share (common equity less goodwill divided by number of shares outstanding) (see “Non-GAAP Reconciliation” tables at the end of this news release) increased to $15.39 at June 30, 2020.

Earnings Call Information

The Company will conduct a conference call at 8:00 a.m. (ET) on July 29, 2020, during which Chief Executive Officer, Kenneth J. Mahon, will discuss the Company’s second quarter performance, with a Q&A session to follow. Dial-in information for the live call is 1-888-348-2672. Upon dialing in, request to be joined into Dime Community Bancshares, Inc. call with the conference operator.

The conference call will be simultaneously webcast (listen only), and archived for a period of one year, at https://services.choruscall.com/links/dcom200729.html. Dial-in information for the replay is 1-877-344-7529 using access code #10146095. Replay will be available July 29, 2020 (9:30 a.m. (ET)) through August 5, 2020 (11:59 p.m. (ET)).

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.47 billion in consolidated assets as of June 30, 2020. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These include statements regarding the proposed merger of the Company with Bridge Bancorp, Inc. (the “Merger”).  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates;  litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates; we may incur unexpected expenses and delays related to the Merger; or we may be unable to obtain regulatory approvals or satisfy other closing conditions required to complete the Merger. Further, given its ongoing and dynamic nature, it is difficult to predict what effects the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, result in a decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch closures, work stoppages and unavailability of personnel; and increased cybersecurity risks, as employees increasingly work remotely.

Contact: Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	June 30, 2020	March 31, 2020	December 31, 2019
ASSETS:
Cash and due from banks	$117,013	$246,153	$155,488
Mortgage-backed securities available-for-sale, at fair value	464,279	500,758	502,464
Investment securities available-for-sale, at fair value	77,728	57,067	48,531
Marketable equity securities, at fair value	5,707	5,398	5,894
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	182,264	176,755	148,429
Multifamily residential and residential mixed-use (1)(2)	2,988,509	3,160,248	3,385,375
Commercial real estate and commercial mixed-use	1,504,020	1,403,985	1,350,185
Acquisition, development, and construction ("ADC")	136,606	133,514	118,365
Total real estate loans	4,811,399	4,874,502	5,002,354
Commercial and industrial ("C&I")	321,009	331,816	336,412
Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans	310,509	-	-
Other loans	1,463	956	1,772
Allowance for credit losses	(42,492)	(36,463)	(28,441)
Total loans, net	5,401,890	5,170,811	5,312,097
Premises and fixed assets, net	21,423	21,631	21,692
Premises held for sale	-	514	514
Loans held for sale	1,794	1,430	500
Federal Home Loan Bank of New York ("FHLBNY") capital stock	52,305	57,146	56,019
Bank Owned Life Insurance ("BOLI")	154,036	133,128	114,257
Goodwill	55,638	55,638	55,638
Operating lease assets	36,813	36,582	37,858
Other assets	78,895	61,569	43,508
TOTAL ASSETS	$6,467,521	$6,347,825	$6,354,460
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest-bearing checking	$664,323	$479,376	$478,549
Interest-bearing checking	231,201	162,198	151,491
Savings	406,771	390,994	374,265
Money Market	1,742,563	1,565,761	1,705,451
Sub-total	3,044,858	2,598,329	2,709,756
Certificates of deposit	1,393,554	1,641,497	1,572,869
Total Due to Depositors	4,438,412	4,239,826	4,282,625
Escrow and other deposits	87,646	116,097	76,481
FHLBNY advances	1,017,300	1,117,300	1,092,250
Subordinated notes payable, net	113,979	113,942	113,906
Other borrowings	5,000	-	110,000
Operating lease liabilities	42,733	42,614	44,098
Other liabilities	80,908	72,398	38,342
TOTAL LIABILITIES	5,785,978	5,702,177	5,757,702
STOCKHOLDERS' EQUITY:
Preferred stock, Series A ($0.01 par, $25.00 liquidiation value, 9,000,000 shares authorized, 5,299,200 shares and 2,999,200 shares issued and outstanding at June 30, 2020 and March 31, 2020, respectively, and none issued or outstanding at December 31, 2019)	116,569	72,224	-
Common stock ($0.01 par, 125,000,000 shares authorized, 53,724,233 shares, 53,721,189 shares and 53,721,189 shares issued at June 30, 2020, March 31, 2020 and December 31, 2019, respectively, and 33,089,585 shares, 33,875,386 shares and 35,154,642 shares outstanding at June 30, 2020, March 31, 2020 and Decmeber 31, 2019, respectively)	537	537	537
Additional paid-in capital	278,581	279,327	279,322
Retained earnings	592,497	585,294	581,817
Accumulated other comprehensive loss, net of deferred taxes	(14,403)	(12,632)	(5,940)
Unearned equity awards	(7,549)	(6,067)	(6,731)
Common Stock held by the Benefit Maintenance Plan	(1,496)	(1,496)	(1,496)
Treasury stock, at cost (20,634,648 shares, 19,845,803 shares and 18,566,547 shares at June 30, 2020, March 31, 2020 and December 31, 2019, respectively)	(283,193)	(271,539)	(250,751)
TOTAL STOCKHOLDERS' EQUITY	681,543	645,648	596,758
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,467,521	$6,347,825	$6,354,460

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income:
Loans secured by real estate	$49,058	$50,117	$50,811	$99,175	$99,988
Commercial and industrial ("C&I") loans	5,071	4,045	4,134	9,116	7,570
Other loans	13	15	18	28	36
Mortgage-backed securities	3,064	3,305	2,961	6,369	6,158
Investment securities	582	421	570	1,003	990
Other short-term investments	846	1,002	1,457	1,848	2,904
Total interest income	58,634	58,905	59,951	117,539	117,646
Interest expense:
Deposits and escrow	9,700	11,926	16,271	21,626	31,288
Borrowed funds	5,378	6,455	7,176	11,833	14,530
Total interest expense	15,078	18,381	23,447	33,459	45,818
Net interest income	43,556	40,524	36,504	84,080	71,828
Provision for loan losses	6,060	8,012	(449)	14,072	(128)
Net interest income after provision for loan losses	37,496	32,512	36,953	70,008	71,956

Non-interest income:
Service charges and other fees	1,083	1,203	1,264	2,286	2,363
Mortgage banking income, net	52	66	61	118	129
Gain (loss) on equity securities	436	(472)	148	(36)	416
Gain (loss) on sale of securities and other assets	3,134	8	(57)	3,142	(133)
Gain on sale of loans	206	315	339	521	594
Income from BOLI	911	1,887	707	2,798	1,401
Loan level derivative income	2,494	1,163	291	3,657	291
Other	70	66	67	136	119
Total non-interest income	8,386	4,236	2,820	12,622	5,180
Non-interest expense:
Salaries and employee benefits	14,719	14,846	12,061	29,565	23,945
Severance pay	3,930	70	-	4,000	-
Stock benefit plan compensation expense	478	671	491	1,149	775
Occupancy and equipment	3,959	4,056	3,827	8,015	7,696
Data processing costs	2,007	2,024	1,908	4,031	3,974
Marketing	136	397	465	533	931
Federal deposit insurance premiums	529	477	586	1,006	1,040
Merger expenses	1,072	586	-	1,658	-
Other	2,516	2,913	2,958	5,429	5,987
Total non-interest expense	29,346	26,040	22,296	55,386	44,348

Income before taxes	16,536	10,708	17,477	27,244	32,788
Income tax expense	3,570	2,316	4,442	5,886	8,252

Net income	12,966	8,392	13,035	21,358	$24,536
Preferred stock dividends	1,140	-	-	1,140	-
Net income available to common stockholders	$11,826	$8,392	$13,035	$20,218	$24,536

Earnings per Common Share ("EPS"):
Basic	$0.36	$0.24	$0.36	$0.60	$0.68
Diluted	$0.35	$0.24	$0.36	$0.59	$0.68

Average common shares outstanding for Diluted EPS	33,243,700	34,631,965	35,864,389	33,994,124	35,944,361

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
 UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Per Share Data:
Reported EPS (Diluted)	$0.35	$0.24	$0.36	$0.59	$0.68
Cash dividends paid per common share	0.14	0.14	0.14	0.28	0.28
Book value per common share	17.07	16.93	16.96	17.07	16.96
Tangible common book value per share (1)	15.39	15.29	15.41	15.39	15.41
Dividend payout ratio	40.00%	58.33%	38.89%	47.46%	41.18%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.81%	0.54%	0.82%	0.68%	0.77%
Return on average equity	7.96	5.35	8.59	6.68	8.10
Return on average tangible equity (1)	8.71	5.87	9.45	7.32	8.92
Return on average tangible common equity (1)	9.23	6.27	9.45	7.72	8.92
Net interest spread	2.61	2.46	2.08	2.53	2.05
Net interest margin	2.86	2.72	2.38	2.79	2.35
Average interest-earning assets to average interest-bearing liabilities	124.97	120.93	119.47	122.94	118.80
Non-interest expense to average assets	1.84	1.68	1.40	1.76	1.39
Efficiency ratio	60.67	57.58	56.83	59.18	58.25
Loan-to-deposit ratio at end of period	122.67	122.82	124.71	122.67	124.71
CRE consolidated concentration ratio (2)	544.90	588.64	697.30	544.90	697.30
Effective tax rate	21.59	21.63	25.42	21.60	25.17

Average Balance Data:
Average assets	$6,389,768	$6,207,949	$6,391,476	$6,298,859	$6,377,787
Average interest-earning assets	6,091,545	5,949,363	6,134,510	6,020,454	6,122,902
Average loans	5,387,839	5,286,487	5,492,455	5,335,663	5,468,878
Average deposits	4,413,182	4,177,592	4,378,999	4,295,387	4,360,022
Average equity	651,319	627,344	607,152	639,332	605,613
Average tangible equity (1)	595,681	571,706	551,515	583,694	549,976
Average tangible common equity (1)	512,371	535,594	551,515	523,983	549,976

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$15,383	$18,157	$2,538	$15,383	$2,538
Non-performing assets	15,383	18,157	2,538	15,383	2,538
Loans delinquent 30 to 89 days at period end	6,278	13	105	6,278	105
Net (recoveries) charge-offs	31	(10)	358	21	520
Non-performing assets/ Total assets	0.24%	0.29%	0.04%	0.24%	0.04%
Non-performing loans/ Total loans	0.28	0.35	0.05	0.28	0.05
Allowance for loan loss/ Total loans	0.78	0.70	0.38	0.78	0.38
Allowance for loan loss/ Non-performing loans	276.23	200.82	832.70	276.23	832.70

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	7.94%	8.23%	8.58%	7.94%	8.58%
Tangible equity to tangible assets (1)	9.76	9.38	8.58	9.76	8.58
Tier 1 common equity ratio	10.69	10.69	10.94	10.69	10.94
Tier 1 risk-based capital ratio	13.07	12.15	10.94	13.07	10.94
Total risk-based capital ratio	16.29	15.21	13.58	16.29	13.58
Tier 1 leverage ratio	10.11	9.80	8.83	10.11	8.83

Capital Ratios - Bank Only:
Tier 1 common equity ratio	12.97%	12.72%	12.14%	12.97%	12.14%
Tier 1 risk-based capital ratio	12.97	12.72	12.14	12.97	12.14
Total risk-based capital ratio	13.85	13.47	12.56	13.85	12.56
Tier 1 leverage ratio	9.98	9.93	9.77	9.98	9.77

(1)
See "Non-GAAP Reconciliation" table for reconciliation of tangible equity, tangible common equity, and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.

(2)	The CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner occupied commercial real estate, multifamily, and ADC, divided by consolidated capital.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$4,867,970	$49,058	4.03%	$4,954,391	$50,117	4.05%	$5,201,395	$50,811	3.91%
Commercial and industrial loans	518,999	5,071	3.91	327,653	4,045	4.94	289,843	4,134	5.71
Other loans	870	13	5.98	1,443	15	4.16	1,217	18	5.92
Mortgage-backed securities	468,705	3,064	2.61	486,722	3,305	2.72	423,387	2,961	2.80
Investment securities	65,155	582	3.57	47,060	421	3.58	64,488	570	3.54
Other short-term investments	169,846	846	1.99	132,094	1,002	3.03	154,180	1,457	3.78
Total interest-earning assets	6,091,545	58,634	3.85%	5,949,363	58,905	3.96%	6,134,510	59,951	3.91%
Non-interest-earning assets	298,223			258,586			256,966
Total assets	$6,389,768			$6,207,949			$6,391,476

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$222,694	$212	0.38%	$159,027	$87	0.22%	$125,041	$91	0.29%
Money market accounts	1,656,394	2,495	0.61	1,580,779	3,586	0.91	1,908,737	7,397	1.55
Savings accounts	404,389	305	0.30	383,769	367	0.38	327,312	46	0.06
Certificates of deposit	1,511,598	6,688	1.78	1,586,549	7,886	2.00	1,595,849	8,737	2.20
Total interest-bearing deposits	3,795,075	9,700	1.03	3,710,124	11,926	1.29	3,956,939	16,271	1.65
FHLBNY advances	962,657	4,047	1.69	1,085,553	5,085	1.88	1,050,824	5,756	2.20
Subordinated notes payable, net	113,955	1,330	4.69	113,918	1,330	4.70	113,808	1,330	4.69
Other borrowings	2,747	1	0.15	9,890	40	1.63	13,308	90	2.71
Borrowed Funds	1,079,359	5,378	2.00	1,209,361	6,455	2.15	1,177,940	7,176	2.44
Total interest-bearing liabilities	4,874,434	15,078	1.24%	4,919,485	18,381	1.50%	5,134,879	23,447	1.83%
Non-interest-bearing checking accounts	618,107			467,468			422,060
Other non-interest-bearing liabilities	245,908			193,652			227,385
Total liabilities	5,738,449			5,580,605			5,784,324
Stockholders' equity	651,319			627,344			607,152
Total liabilities and stockholders' equity	$6,389,768			$6,207,949			$6,391,476
Net interest income		$43,556			$40,524			$36,504
Net interest spread			2.61%			2.46%			2.08%
Net interest-earning assets	$1,217,111			$1,029,878			$999,631
Net interest margin			2.86%			2.72%			2.38%
Ratio of interest-earning assets to interest-bearing liabilities		124.97%			120.93%			119.47%

Deposits (including non-interest-bearing checking accounts)	$4,413,182	$9,700	0.88%	$4,177,592	$11,926	1.15%	$4,378,999	$16,271	1.49%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES ("WAR") (1)
(Dollars in thousands)

	At June 30, 2020		At March 31, 2020		At June 30, 2019
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$182,264	3.98%	$176,755	3.89%	$120,523	4.60%
Multifamily residential and residential mixed-use (2)(3)	2,988,509	3.77	3,160,248	3.78	3,736,500	3.69
Commercial real estate and commercial mixed-use	1,504,020	4.06	1,403,985	4.28	1,279,188	4.26
Acquisition, development, and construction ("ADC")	136,606	5.08	133,514	5.11	77,479	6.57
Total real estate loans	4,811,399	3.91	4,874,502	3.96	5,213,690	3.88
Commercial and industrial ("C&I")	321,009	4.39	331,816	4.49	316,061	5.78
Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans	310,509	1.00	-	-	-	-
Total	$5,442,917	3.77%	$5,206,318	4.00%	$5,529,751	3.99%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

	At June 30, 2020	At March 31, 2020	At June 30, 2019
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$819	$6,685	$832
Multifamily residential and residential mixed-use (1)(2)	1,377	1,332	428
Commercial real estate and commercial mixed-use real estate (2)	3,003	56	1,274
C&I	10,176	10,082	-
Other	8	2	4
Total Non-Performing Loans (3)	$15,383	$18,157	$2,538
Total Non-Performing Assets	$15,383	$18,157	$2,538

Performing TDR Loans
One-to-four family and cooperative/condominium apartment	$-	$-	$11
Multifamily residential and mixed-use residential real estate (1)(2)	-	-	252
Commercial real estate and commercial mixed-use real estate (2)	-	-	4,037
Total Performing TDRs	$-	$-	$4,300

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE EQUITY AND RESERVES
(Dollars in thousands)

	At June 30, 2020	At March 31, 2020	At June 30, 2019
Total Non-Performing Assets	$15,383	$18,157	$2,538
Loans 90 days or more past due on accrual status (4)	3,691	1,033	1,531
TOTAL PROBLEM ASSETS	$19,074	$19,190	$4,069

Tangible equity (5)	$625,905	$590,010	$553,063
Allowance for loan losses and reserves for contingent liabilities	42,517	36,488	21,159
TANGIBLE EQUITY PLUS RESERVES	$668,422	$626,498	$574,222

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE EQUITY AND RESERVES	2.9%	3.1%	0.7%

(4)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed in the near future, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(5)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Reported net income	$12,966	$8,392	$13,035	$21,358	$24,536
Adjustments to net income, net of tax (1):
Add: Merger expenses	733	400	-	1,133	-
Add: Severance	2,686	48	-	2,734	-
Less: Loss (Gain) on sale of securities	(2,142)	(5)	39	(2,147)	91
Adjusted ("non-GAAP") net income	$14,243	$8,835	$13,074	$23,078	$24,627

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.39	$0.26	$0.36	$0.64	$0.68
Adjusted return on average assets	0.89%	0.57%	0.82%	0.73%	0.77%
Adjusted return on average equity	8.75	5.63	8.61	7.22	8.13
Adjusted return on average tangible equity	9.56	6.18	9.48	7.91	8.96
Adjusted return on average tangible common equity	10.23	6.60	9.48	8.37	8.96
Adjusted non-interest expense to average assets	1.52	1.64	1.40	1.58	1.39
Adjusted efficiency ratio	50.33	56.13	56.83	53.13	57.80

	June 30, 2020	March 31, 2020	June 30, 2019
Reconciliation of Tangible Assets:
Total assets	$6,467,521	$6,347,825	$6,498,362
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	$6,411,883	$6,292,187	$6,442,724

Reconciliation of Tangible Common Equity - Consolidated:
Total stockholders' equity	$681,543	$645,648	$608,701
Less:
Goodwill	55,638	55,638	55,638
Tangible equity	625,905	590,010	553,063

Less:
Preferred Stock, net	116,569	72,224	-
Tangible common equity	$509,336	$517,786	$553,063

(1)	Adjustments to net income are taxed at the Company's statutory tax rate of approximately 32% unless otherwise noted.